September 25, 1998

Optek Technology, Inc.
1215 West Crosby Road
Carrollton, Texas 75006

     Re:  Optek Technology, Inc. (the "Company")
          Registration Statement on Form S-8

Gentlemen:

     You have requested our opinion concerning certain tax aspects of the issuance and exercise of options pursuant to the plan described below (the "Plan") and the resale of shares of the Company's common stock, par value $0.01 per share, acquired thereby.

     In preparing the opinion which follows we have reviewed the following documents:

     1.   The Company's 1998 Stock Option Plan; and

     2.   The Company's Registration Statement on Form S-8 filed
          September 25, 1998.

We have also examined such other instruments, considered such questions of law, and discussed with you such other matters as in our judgment were necessary or appropriate to enable us to render our opinions set forth herein.

     Based upon the foregoing, it is our opinion that the descriptions and statements set forth under the caption "Tax Information" on pages 4 through 5 of the Prospectus relating to purchases pursuant to the Plan, insofar as such descriptions and statements purport to summarize the tax treatment of non-qualified and statutory stock options and transactions in the securities acquired thereby, are accurate and correct in all material respects.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Yours very truly,

                              HEWITT & HEWITT, P.C.


                              By:
                                  Christopher M. Hewitt
                                  President
CMH:ds